Exhibit 5.1

Uría Menéndez	Príncipe de Vergara, 187
28002 Madrid. España
Tel.: +34 91 586 04 00
Fax: +34 91 586 04 03 / 04
E-mail: madrid@uria.com
www.uria.com

Tel.: +(34) 91 586 0427
Fax: +(34) 91 586 0777
E-mail: sst@uria.com
Banco Santander, S.A.
Ciudad Grupo Santander
Avenida de Cantabria s/n
28660 Boadilla del Monte
Madrid, Spain
Madrid, November 10, 2008
     Dear Sirs,
Banco Santander, S.A.
Registration Statement on Form F-3
     We have acted as Spanish counsel to Banco Santander, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Bank”) for purposes, among others, of issuing a legal opinion addressed to you in connection with the preparation and filing with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended, of the Bank’s registration statement on Form F-3 dated November 10, 2008 (the “Registration Statement”).
     The Bank may offer, issue and sell ordinary shares (the “Shares”) and rights to subscribe for ordinary shares (the “Rights”) in one or more offerings under the Registration Statement.
     This opinion is issued pursuant to Item 9 of Form F-3.
A.	Documents examined
In arriving at the opinions expressed below, we have reviewed the following documents:
(a)	A copy of the Registration Statement.

(b)	Information on the Bank available at the webpage of the Spanish Commercial Registry (www.rmc.es) as of November 10, 2008.
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Uría Menéndez
(c)	A copy of the by-laws (estatutos sociales) of the Bank, as publicly available at the webpage of the Bank (www.gruposantander.com) on November 10, 2008, (the “By-laws”).

(d)	A copy of the resolutions approved by the Shareholders’ Meeting of the Bank on July 27, 2007 and of the resolutions approved by the Board of Director of the Bank on the same date whereby the Board of Directors of the Bank delegates in favor of the Executive Committee of the Bank the powers and faculties granted to it by the Shareholders’ Meeting of the Bank held on July 27, 2007 (the “Resolutions”).

B.	Assumptions
In rendering the opinions expressed below, we have assumed:
(a)	The genuineness of all signatures, stamps and seals appearing in the documents which, or copies of which, we have examined.

(b)	The authenticity and completeness of all documents submitted to us as originals and the conformity to the originals and completeness of all documents submitted to us as copies.

(c)	That the drafts that have been reviewed will conform with the documents finally executed.

(d)	That all the documents that should have been filed with the Commercial Registry of Santander by the Bank have been filed at the date of our search and that a search in respect of matters which are stated therein since the date of our search would not reveal any circumstances or the filing of documents which would affect the conclusions reached herein and that the information on the Bank available at the webpage of the Commercial Registry (www.rmc.es) as of November 10, 2008, accurately reflects the entries held at the Commercial Registry of Santander in relation to the Bank as of such date.

(e)	That there are no contractual or similar restrictions binding on any person which would affect the conclusions of this opinion resulting from any agreement or arrangement not being a document specifically examined by us for purposes of this opinion and that there are no arrangements to which the Bank is party or are otherwise binding upon the Bank which modify or supersede any of the terms thereof.

(f)	That there are no decisions or resolutions adopted or passed by the corporate bodies of the Bank revoking or amending the Resolutions.

(g)	That the By-laws are those in force as of the date hereof.

(h)	That there are no matters or events of a factual nature not disclosed to us which would affect the conclusions herein.

Uría Menéndez
(i)	That (i) the Bank is able to pay its debts within the meaning of article 2 et seq. of the Law 22/2003, of 9 July, on Insolvency; (ii) no petition for insolvency (concurso) has been presented in relation to the Bank; (iii) no receiver or administrative receiver has been appointed in relation to any of its assets or premises; and (iv) the Bank does not fall into any of the categories set out in article 260 et seq. of the Royal Legislative Decree 1564/1989, of 22 December, on Joint Stock Companies (the “Ley de Sociedades Anónimas”), which would require the Bank to be dissolved.

(j)	When any Shares or Rights are issued under the Registration Statement, such issuance will be carried out in compliance with the By-laws and Spanish law and will be authorized (i) by the Resolutions and by resolutions duly approved and adopted by the Board of Directors or the Executive Committee of the Bank pursuant to the Resolutions or (ii) otherwise validly by the shareholders and, if applicable, other corporate bodies of the Bank.

C.	Opinion
We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and, therefore, we express no opinion on any question arising under any laws other than the laws of Spain currently in force.
Our involvement in the transaction described herein has been limited to our role as Spanish counsel to the Bank and, as a consequence thereof, we assume no obligation to advise any other party to this transaction and, furthermore, we assume no obligation to advise either you or any other party of changes of law or facts that could occur after the date of the opinion, even though the change may affect the legal analysis or conclusions given in this opinion.
This opinion may only be relied upon provided that any issues arising from the opinion are governed by Spanish law and brought before the Spanish courts.
Based upon the foregoing, and subject to the exceptions, limitations and qualifications set forth below, it is our opinion that:
1.	The Bank is validly existing as a sociedad anónima (joint stock corporation) under the laws of Spain.

2.	If and when issued under the Registration Statement, the Shares and Rights will have been duly authorized for issuance by all corporate action of the Bank.

3.	If and when the Shares are issued pursuant to the Resolutions and in compliance with the By-laws and Spanish laws, once they are subscribed and paid for, the capital increase is formally documented in a public deed granted before a Spanish notary and then registered with the Commercial Registry of Santander, the Shares will be validly issued, fully paid and non-assessable.

Uría Menéndez
4.	According to the Ley de Sociedades Anónimas, provided that the Rights are not duly excluded by the Bank or waived by the relevant holder, each holder of an existing share of the Bank and each holder of a security convertible into shares of the Bank as of the relevant record date shall have the right to subscribe for the Shares, in the proportion to be determined by the Bank in accordance with the Ley de Sociedades Anónimas, during a period of at least fifteen days following the announcement published by the Bank on the Official Gazette of the Commercial Registry (Boletín Oficial del Registro Mercantil) in connection with the issuance of the Shares, such Rights representing legal, valid and binding obligations of the Bank.
D.	Qualifications
The opinions expressed above are subject to the effects and result of the operations involved in any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, as well as to any principles of public policy (orden público). We do not express an opinion regarding the financial or economic reasonableness of the transactions mentioned herein.
     This opinion letter is rendered to the Bank in connection with the filing of the Registration Statement with the SEC. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing, for information purposes only, of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Legal Matters” contained in the prospectus included in the Registration Statement. In any event, this opinion is exclusively addressed to the Bank and no other person shall make decisions based on the opinion or be entitled to claim any liability for its content unless otherwise expressly agreed by us.
Very truly yours,
/s/ Salvador Sánchez-Terán
Salvador Sánchez-Terán

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